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                                                                      EXHIBIT 99

                                   EXHIBIT A



         OPTEL, INC AND PHONOSCOPE AGREE TERMS FOR HOUSTON ACQUISITION

DALLAS, August 14, 1997 - OpTel, Inc ("OpTel") and Phonoscope, Ltd. today jointly announced that they had entered into a definitive agreement for the purchase by OpTel of the Phonoscope residential cable television business and associated fiber optic network in the Houston - Clear Lake area for a purchase price of $35.3 million, subject to adjustment. The transaction, which is conditioned upon, among other things, receipt of antitrust approvals and other consents, is scheduled to close by October 27, 1997.

Louis Brunel, President and Chief Executive Officer of OpTel, stated, "The addition of the Phonoscope video network and business reinforces OpTel's position as the largest private cable operator in the country. The transaction significantly increases our presence in the important Houston market as we launch our Houston telephone switch and advance our telecommunications strategy."

Lee Cook, Chief Executive Officer and founder of Phonoscope, stated, "Phonoscope will remain Houston's leading provider of telecommunications services to businesses in Houston and will retain its significant fiber optic network. It plans to expand its network and increase its presence in the commercial telecommunications market."

OpTel is the largest provider of private cable television services to residents of multi-dwelling unit ("MDU") developments in the United States and is expanding the telecommunications services it offers to MDU residents. The Company provides cable television services and (in certain markets) telecommunications services, to MDU residents principally under long term contracts with owners of MDUs in eleven major cities (Houston, Dallas - Fort Worth, San Diego, Phoenix, Chicago, Denver, San Francisco, Los Angeles, Miami - Ft. Lauderdale, Tampa and Austin). OpTel is majority owned by Le Groupe Videotron Ltee, owner of the second largest cable television operator in Canada.

Phonoscope, Ltd., a Houston-based company, has been providing cable and television and telecommunications services in the Greater Houston area since 1953. Currently, Phonoscope's business services include leased fiber networks, videoconferencing, high speed internet, intranet, distance learning, and custom satellite uplinks and downlinks.

                                     # # #


For further information, please contact:

OpTel:
------

Richard Alden                           Stephen Dube
Treasurer                               VP Marketing and Corporate Development
214-879-8257                            214-634-3856

Phonoscope:
-----------

Rhonda Druke                            Gary Weik
713-272-4600                            713-272-4600